Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 12 to the Registration Statement (Form S-11 No. 333-168971) and related Prospectus of Apple REIT Ten, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company and to the incorporation by reference therein of the following reports:

(1)

our report dated March 6, 2013, with respect to the audited consolidated financial statements and schedule of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission; and

(2)

our report dated May 10, 2011, with respect to the audited financial statements of the Denver, Colorado-Hilton Garden Inn for the years ended December 31, 2010 and 2009, appearing in the Company’s Form 8-K/A dated May 17, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Richmond, Virginia
January 17, 2014